Exhibit 5.1

September 10, 2015

Seattle Genetics, Inc.

21823 – 30th Drive S.E.

Bothell, WA 98021

Ladies and Gentlemen:

We have acted as counsel to Seattle Genetics, Inc., a Delaware corporation (the “Company”), in connection with the sale and issuance of up to 13,463,415 shares of the Company’s common stock, par value $0.001 per share (the “Shares”) (including up to 1,756,097 shares that may be sold pursuant to the exercise of an over-allotment option), pursuant to the Registration Statement on Form S-3 (Registration Statement No. 333-206846) (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on September 9, 2015, the related prospectus dated September 9, 2015 included in the Registration Statement (the “Base Prospectus”), and the prospectus supplement relating to the Shares to be filed with the Commission pursuant to Rule 424(b) promulgated under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”). All of the Shares are to be issued and sold by the Company as described in the Registration Statement and Prospectus.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the General Corporation Law of the State of Delaware.

Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any jurisdiction other than those identified above are applicable to the subject matters hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Registration Statement and the Prospectus, will be validly issued, fully paid and nonassessable.

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM

Seattle Genetics, Inc.

September 10, 2015

Page Two

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to a Current Report of the Company on Form 8-K.

Very truly yours,

Cooley LLP

/s/ Chadwick L. Mills
Chadwick L. Mills

101 CALIFORNIA STREET, 5TH FLOOR, SAN FRANCISCO, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 WWW.COOLEY.COM